NEITHER THESE SECURITIES NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

THIS NOTE DOES NOT REQUIRE PHYSICAL SURRENDER OF THE NOTE IN THE EVENT OF A PARTIAL REDEMPTION OR CONVERSION. AS A RESULT, FOLLOWING ANY REDEMPTION OR CONVERSION OF ANY PORTION OF THIS NOTE, THE OUTSTANDING PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE MAY BE LESS THAN THE PRINCIPAL AMOUNT AND ACCRETED AMOUNTS SET FORTH BELOW.

                    5% CONVERTIBLE NOTE DUE NOVEMBER 30, 2005

                                       OF

                                  NEXMED, INC.

NOTE NO.:                                  ORIGINAL PRINCIPAL AMOUNT: $_________
ISSUANCE DATE:  JUNE 11, 2002                                 NEW YORK, NEW YORK


         THIS NOTE ("NOTE") is one of a duly authorized issue of Notes of NEXMED, INC., a corporation duly organized and existing under the laws of the State of Nevada (the "COMPANY"), designated as the Company's 5% Convertible Notes Due November 30, 2005 ("MATURITY DATE") in an aggregate principal amount (when taken together with the original principal amounts of all other Notes) which does not exceed Five Million U.S. Dollars (U.S. $5,000,000) (the "NOTES").

         FOR VALUE RECEIVED, the Company hereby promises to pay to the order of _________________or its registered assigns or successors-in-interest ("HOLDER") the principal sum of Four Million Dollars (U.S. $4,000,000), together with all accrued but unpaid accretions thereto, if any, on the Maturity Date, to the extent such principal amount and accretion has not been repaid with or converted into the Company's Common Stock, $0.001 par value per share (the "COMMON STOCK"), in accordance with the terms hereof. The unpaid principal balance hereof shall automatically increase daily at the rate of 5% per annum from the date of original issuance hereof (the "ISSUANCE DATE") until the same becomes due and payable on the Maturity Date, or such earlier date upon acceleration or by conversion or redemption in accordance with the terms hereof or of the other Agreements. Such principal accretion under this Note shall occur daily commencing on the Issuance Date and shall be computed on the basis of a 360-day year and shall be payable in accordance with Section 2 hereof. Notwithstanding anything contained herein, this Note shall bear interest on the due and unpaid Principal Amount from and after the occurrence and during the continuance of an Event of Default pursuant to Section 5(a), at the rate (the "DEFAULT RATE") equal to the lower of eighteen percent (18%) per annum or the highest rate permitted by law. Unless otherwise agreed or required by applicable law, payments will be applied first to any unpaid collection costs, then to unpaid default interest and Accreted Amounts, and fees and any remaining amount to principal.

         All payments of principal (including accreted principal) and default interest on this Note which are not paid in shares of Common Stock as permitted hereunder shall be made in lawful money of the United States of America by wire transfer of immediately available funds to such account as the Holder may from time to time designate by written notice in accordance with the provisions of this Note or by Company check. This Note may not be prepaid in whole or in part except as otherwise provided herein or in the other Agreements. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day (as defined below), the same shall instead be due on the next succeeding day which is a Business Day.

         The following terms and conditions shall apply to this Note:

         SECTION 1. DEFINITIONS. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement dated on or about the Issuance Date pursuant to which the Notes were originally issued (the "PURCHASE AGREEMENT"). For purposes hereof the following terms shall have the meanings ascribed to them below:

         "BANKRUPTCY EVENT" means any of the following events: (a) the Company or any subsidiary commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any subsidiary thereof; (b) there is commenced against the Company or any subsidiary any such case or proceeding that is not dismissed within 60 days after commencement; (c) the Company or any subsidiary is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Company or any subsidiary suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 days; (e) the Company or any subsidiary makes a general assignment for the benefit of creditors; (f) the Company or any subsidiary fails to pay, or states that it is unable to pay or is unable to pay, its debts generally as they become due; or (g) the Company or any subsidiary, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

         "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the City of New York are authorized or required by law or executive order to remain closed.

         "CHANGE IN CONTROL TRANSACTION" will be deemed to exist if (i) there occurs any consolidation, merger or other business combination of the Company with or into any other corporation or other entity or person (whether or not the Company is the surviving corporation), or any other corporate reorganization or corporate transaction or series of related transactions in which in any of such events the voting stockholders of the Company prior to such event cease to own 50% or more of the voting power, or corresponding voting equity interests, of the surviving corporation after such event (including without limitation any "going private" transaction under Rule 13e-3 promulgated pursuant to the Exchange Act or tender offer by the Company under Rule 13e-4 promulgated pursuant to the Exchange Act for 20% or more of the Company's Common Stock),
(ii) any person (as defined in Section 13(d) of the Exchange Act), together with its affiliates and associates (as such terms are defined in Rule 405 under the Securities Act), beneficially owns or is deemed to beneficially own (as described in Rule 13d-3 under the

Exchange Act without regard to the 60-day exercise period) in excess of 50% of the Company's voting power, (iii) there is a replacement of more than one-half of the members of the Company's Board of Directors which is not approved by those individuals who are members of the Company's Board of Directors on the date thereof, (iv) in one or a series of related transactions, there is a sale or transfer of all or substantially all of the assets of the Company, determined on a consolidated basis, (v) the Company enters into an agreement providing for an event set forth in (i), (ii), (iii) or (iv) above, or (vi) any of the foregoing occurs with respect to the Company or the Operating Subsidiary.

         "CONVERSION PRICE" shall initially equal $4.08 (which Conversion Price shall be subject to adjustment as set forth herein).

         "CONVERTIBLE SECURITIES" means any convertible securities, warrants, options or other rights to subscribe for or to purchase or exchange for, shares of Common Stock.

         "EFFECTIVE REGISTRATION" shall mean (i) the resale of all Registrable Securities (as defined in the Registration Rights Agreement) is either covered by an effective registration statement in accordance with the terms of the Registration Rights Agreement which registration statement is not subject to any suspension or stop orders or permitted without registration under the Securities Act and without any limitations or restrictions pursuant to Rule 144(k) promulgated under the Securities Act (provided that independent counsel for the Company furnishes to the Company's transfer agent a written legal opinion confirming such permitted resale under Rule 144(k), which counsel and form of opinion shall be reasonably acceptable to the Holder); (ii) the resale of such Registrable Securities may be effected either pursuant to a current and deliverable prospectus that is not subject at the time to any blackout or similar circumstance or pursuant to Rule 144(k) promulgated under the Securities Act without registration and without any limitations or restrictions (provided that independent counsel for the Company furnishes to the Company's transfer agent a written legal opinion confirming such permitted resale under Rule 144(k), which counsel and form of opinion shall be reasonably acceptable to the Holder); (iii) such Registrable Securities are listed, or approved for listing prior to issuance, on an Approved Market and are not subject to any trading suspension (nor shall trading generally have been suspended on such exchange or market), and the Company shall not have been notified of any pending or threatened proceeding or other action to delist or suspend the Common Stock on the Approved Market on which the Common Stock is then traded or listed; (iv) the requisite number of shares of Common Stock shall have been duly authorized and reserved for issuance as required by the terms of the Agreements; (v) the closing bid price of the Common Stock on the Principal Market shall be at least $1.00; and (vi) none of the Company or any direct or indirect subsidiary of the Company is subject to any Bankruptcy Event. (For clarification purposes, Rule 144(k) promulgated under the Securities Act shall not be deemed to be available for the resale of the Warrant Shares unless cashless exercise is permitted under the Warrants or the Warrant Shares are issued and held for the minimum holding period required under Rule 144(k) or any successor rule or regulation.)

         "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

         "MARKET PRICE" shall equal 90% of the average VWAP over the last ten
(10) consecutive Trading Days in the calendar month immediately preceding the date on which the Market Price is being determined.

         "PER SHARE SELLING PRICE" shall include the amount actually paid by third parties for each share of Common Stock in a sale or issuance by the Company. In the event a fee is paid by the Company in connection with such transaction directly or indirectly to such third party or its affiliates, any such fee shall be deducted from the selling price pro rata to all shares sold in the transaction to arrive at the Per Share Selling Price. A sale of shares of Common Stock shall include the sale or issuance of Convertible Securities, and in such circumstances the Per Share Selling Price of the Common Stock covered thereby shall also include the exercise, exchange or conversion price thereof (in addition to the consideration received by the Company upon such sale or issuance less the fee amount as provided above). In case of any such security issued in a Variable Rate Transaction, the Per Share Selling Price shall be deemed to be the lowest conversion or exercise price at which such securities are converted or exercised or might have been converted or exercised, or the lowest adjustment price, as the case may be, over the life of such securities. If shares are issued for a consideration other than cash, the Per Share Selling Price shall be the fair value of such consideration as determined in good faith by independent certified public accountants mutually acceptable to the Company and the Holder. In the event the Company directly or indirectly effectively reduces the conversion, exercise or exchange price for any Convertible Securities which are currently outstanding, then the Per Share Selling Price shall equal such effectively reduced conversion, exercise or exchange price.

         "PREPAYMENT RATE" shall equal the Market Price as of the date on which such Prepayment Rate is being determined.

         "PRINCIPAL AMOUNT" shall refer to the sum of (i) the original principal amount of this Note, (ii) all accrued but unpaid Accreted Amounts hereunder, and
(iii) any default payments (including default interest) owing under the Agreements but not previously paid or added to the Principal Amount.

         "PRINCIPAL MARKET" shall mean the NASDAQ National Market or such other principal market or exchange on which the Common Stock is then listed for trading.

         "REGISTRATION STATEMENT" shall have the meaning set forth in the Registration Rights Agreement.

         "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

         "TRADING DAY" shall mean a day on which there is trading on the Principal Market.

         "UNDERLYING SHARES" means the shares of Common Stock into which the Notes are convertible (including conversion of Accreted Amounts and Prepayment Amounts into Common Stock as set forth herein) in accordance with the terms hereof and the Purchase Agreement.

         "VWAP" shall mean the daily dollar volume-weighted average sale price for the Common Stock on the Principal Market on any particular Trading Day during the period beginning at 9:30 a.m., New York City Time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00 p.m., New York City Time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg through its "Volume at Price" functions or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30 a.m., New York City Time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00 p.m., New York City Time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as mutually determined by the Company and the holders of at least a majority of the principal amount of the Notes then outstanding. All such determinations of VWAP shall to be appropriately and equitably adjusted in accordance with the provisions set forth herein for any stock dividend, stock split, stock combination or other similar transaction occurring during any period used to determine the Market Price (or other period utilizing VWAPs).

         SECTION 2. ACCRETION.

                  (a) Payment Dates. On October 1 and April 1 of each year (each an "ACCRETION PAYMENT DATE") after the Issuance Date, the Company shall either pay the dollar amount accrued and accreted to the principal amount hereunder since the prior Accretion Payment Date (or Issuance Date if no such Accretion Payment Date has yet to occur) ("ACCRETED AMOUNT") or effect the automatic conversion of such Accreted Amount as provided in this Section 2.

                  (b) Payment or Automatic Conversion. Subject to the terms hereof, the Company shall either (i) pay the Accreted Amount in full in cash on each Accretion Payment Date or (ii) effect an automatic conversion of such Accreted Amount into shares of Common Stock in accordance with the terms hereof, but not both, at the Company's option. Prior to each Accretion Payment Date the Company shall deliver to all the holders of Notes a written irrevocable notice electing to pay such Accreted Amount in cash or effect such automatic conversion on such Accretion Payment Date. Such notice shall be delivered at least five (5) days prior to the applicable Accretion Payment Date but no more than twenty (20) days prior to such Accretion Payment Date. If such notice is not delivered within the prescribed period set forth in the preceding sentence, then the Accreted Amount shall be paid in cash. If the Company elects to pay any Accreted Amount in cash on an Accretion Payment Date, then on such date the Company shall pay to the Holder an amount equal to the Accreted Amount due in satisfaction of such obligation. If the Company elects to effect an automatic conversion of such Accreted Amount into shares of Common Stock, the number of such shares to be issued for such Accretion Payment Date shall be the number determined by dividing (x) the Accreted Amount due, by (y) the Market Price as of such Accretion Payment Date. Such shares shall be issued and delivered within three
(3) Trading Days following such Accretion Payment Date and shall be duly authorized, validly issued, fully paid, non-assessable and free and clear of all encumbrances, restrictions and legends. If any Holder does not receive the requisite number of shares of Common Stock in the form required above within such three Trading Day period, the Holder shall have the option of either (a) requiring the Company to issue and deliver all or a portion of such shares or
(b) canceling such election to effect such automatic conversion of the Accreted Amount (in whole or in part), in which case the Company shall immediately pay in cash the Accreted Amount due hereunder or such portion as the Holder specifies is to be paid in cash instead of being converted. Except as otherwise provided in this Section 2, all holders of

Notes must be treated equally with respect to such payment and conversion of Accreted Amounts. Any conversion of the Accreted Amount hereunder into shares of Common Stock pursuant to the terms hereof shall constitute and be deemed a conversion of such portion of the Principal Amount of this Note for all purposes under this Note and the other Agreements (except that such conversion shall be at the Market Price and except as otherwise provided herein).

                  (c) Limitations to Automatic Conversion into Common Stock. Notwithstanding anything to the contrary herein, the Company shall be prohibited from exercising its right to effect an automatic conversion of any Accreted Amount hereunder (and must deliver cash in respect thereof) on the applicable Accretion Payment Date (1) if at any time within ten (10) Trading Days prior to the Accretion Payment Date there fails to exist Effective Registration or an Event of Default hereunder exists or occurs, unless otherwise waived in writing by the Holder in whole or in part at the Holder's option, and (2) to the extent, and only to the extent, that such conversion into shares of Common Stock would result in the Holder hereof exceeding the limitations contained in Section 3(i) below or the Cap Regulations.

         SECTION 3. CONVERSION.

                  (a) Conversion Right. Subject to the terms hereof and restrictions and limitations contained herein, the Holder shall have the right, at such Holder's option, at any time and from time to time to convert the outstanding Principal Amount under this Note in whole or in part by delivering to the Company a fully executed notice of conversion in the form of conversion notice attached hereto as Exhibit A (the "CONVERSION NOTICE"), which may be transmitted by facsimile. Notwithstanding anything to the contrary herein, this Note and the outstanding Principal Amount hereunder shall not be convertible into Common Stock to the extent that such conversion would result in the Holder hereof exceeding the limitations contained in, or otherwise violating the provisions of, Section 3(i) below or the Cap Regulations.

                  (b) Common Stock Issuance Upon Conversion.

                           (i) Conversion Date Procedures. Upon conversion of
this Note pursuant to Section 3(a) above, the outstanding Principal Amount hereunder shall be converted into such number of fully paid, validly issued and non-assessable shares of Common Stock, free of any liens, claims and encumbrances, as is determined by dividing the outstanding Principal Amount being converted by the then applicable Conversion Price. The date of any Conversion Notice hereunder shall be referred to herein as the "CONVERSION DATE". If a conversion under this Note cannot be effected in full for any reason, or if the Holder is converting less than all of the outstanding Principal Amount hereunder pursuant to a Conversion Notice, the Company shall promptly deliver to the Holder (but no later than five Trading Days after the Conversion Date) a Note for such outstanding Principal Amount as has not been converted if this Note has been surrendered to the Company for partial conversion. The Holder shall not be required to physically surrender this Note to the Company upon any conversion hereunder unless the full outstanding Principal Amount represented by this Note is being converted. The Holder and the Company shall maintain records showing the outstanding Principal Amount so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon each such conversion.

                           (ii) Stock Certificates or DWAC. The Company will
deliver to the Holder not later than three (3) Trading Days after the Conversion Date, a certificate or certificates, which shall be free of restrictive legends and trading restrictions if the Registration Statement has been declared effective, representing the number of shares of Common Stock being acquired upon the conversion of this Note. In lieu of delivering physical certificates representing the shares of Common Stock issuable upon conversion of this Note, provided the Company's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer ("FAST") program, upon request of the Holder, the Company shall use commercially reasonable efforts to cause its transfer agent to electronically transmit such shares issuable upon conversion to the Holder (or its designee), by crediting the account of the Holder's (or such designee's) prime broker with DTC through its Deposit Withdrawal Agent Commission system (provided that the same time periods herein as for stock certificates shall apply). If in the case of any conversion hereunder, such certificate or certificates are not delivered to or as directed by the Holder by the fifth Trading Day after the Conversion Date, the Holder shall be entitled by written notice to the Company at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Company shall immediately return this Note tendered for conversion. If the conversion has not been rescinded in accordance with the previous sentence and the Company fails to deliver to the Holder such certificate or certificates (or shares through DTC) pursuant to this Section 3(b) (free of any restrictions on transfer or legends, if such shares have been registered) in accordance herewith, prior to the seventh Trading Day after the Conversion Date, the Company shall pay to the Holder, in cash, an amount equal to 2% of the Principal Amount per month until such delivery takes place.

                  (c) Conversion Price Adjustments.

                           (i) Stock Dividends, Splits and Combinations. If the
Company or any of its subsidiaries, at any time while the Notes are outstanding
(A) shall pay a stock dividend or otherwise make a distribution or distributions on any equity securities (including instruments or securities convertible into or exchangeable for such equity securities) in shares of Common Stock, (B) subdivide outstanding Common Stock into a larger number of shares, or (C) combine outstanding Common Stock into a smaller number of shares, then each Affected Conversion Price (as defined below) shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding before such event and the denominator of which shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this
Section 3(c)(i) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

                  As used in this Note, the Affected Conversion Prices (each an "AFFECTED CONVERSION PRICE") shall refer to: (i) the Conversion Price; and (ii) each reported VWAP occurring on any Trading Day included in the period used for determining the Market Price, which Trading Day occurred before the record date in the case of events referred to in clause (A) of this subparagraph 3(c)(i) and before the effective date in the case of the events referred to in clauses (B) and (C) of this subparagraph 3(c)(i).

                           (ii) Distributions. If the Company or any of its
subsidiaries, at any time while the Notes are outstanding, shall distribute to all holders of Common Stock evidences of its indebtedness or assets or cash or rights or warrants to subscribe for or purchase any security of the Company or any of its subsidiaries (excluding those referred to in Section 3(c)(i) above), then concurrently with such distributions to holders of Common Stock, the Company shall distribute to holders of the Notes the amount of such indebtedness, assets, cash or rights or warrants which the holders of Notes would have received had all their Notes then held been converted into Common Stock at the applicable Prepayment Rate immediately prior to the record date for such distribution.

                           (iii) Common Stock Issuances. In the event that the
Company or any of its subsidiaries (A) issues or sells any Common Stock or Convertible Securities or (B) directly or indirectly effectively reduces the conversion, exercise or exchange price for any Convertible Securities which are currently outstanding, at or to an effective Per Share Selling Price which is less than the greater of (I) the closing sale price per share of the Common Stock on the Principal Market on the Trading Day next preceding such issue or sale or, in the case of issuances to holders of its Common Stock, the date fixed for the determination of stockholders entitled to receive such warrants, rights, or options ("FAIR MARKET PRICE"), or (II) the Conversion Price, then in each such case the Conversion Price in effect immediately prior to such issue or sale or record date, as applicable, shall be automatically reduced effective concurrently with such issue or sale to an amount determined by multiplying the Conversion Price then in effect by a fraction, (x) the numerator of which shall be the sum of (1) the number of shares of Common Stock outstanding immediately prior to such issue or sale, plus (2) the number of shares of Common Stock which the aggregate consideration received by the Company for such additional shares would purchase at such Fair Market Price or Conversion Price, as the case may be, and (y) the denominator of which shall be the number of shares of Common Stock of the Company outstanding immediately after such issue or sale. The foregoing provision shall not apply to any issuances or sales of Common Stock or Convertible Securities (i) pursuant to any Convertible Securities currently outstanding on the date hereof in accordance with the terms of such Convertible Securities in effect on the date hereof, (ii) pursuant to the Notes or Warrants,
(iii) pursuant to any capital raising which is not a Variable Rate Transaction and which is consummated on or prior to September 30, 2002, or (iv) to any officer, director, employee or Consultant (as defined below) of the Company pursuant to a bona fide option or equity incentive plan duly adopted by the Company, provided that any such issuances or sales to Consultants must be reasonable consideration for the services rendered by such Consultants and shall not exceed more than $1 million in market value to all Consultants in the aggregate under any circumstances. "Consultant" shall mean any natural person providing bona fide services to the Company which are not in connection with the offer or sale of securities in a capital raising transaction and which do not directly or indirectly promote or maintain a market for the Company's securities. The Company shall give to the Holder written notice of any such sale of Common Stock within 24 hours of the closing of any such sale and shall within such 24 hour period issue a press release announcing such sale if such sale is a material event for, or otherwise material to, the Company.

                           (iv) Rounding of Adjustments. All calculations under
this Section 3 or Section 2 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

                           (v) Notice of Adjustments. Whenever any Affected
Conversion Price is adjusted pursuant to Section 3(c)(i), (ii) or (iii) above, the Company shall promptly deliver to each holder of the Notes, a notice setting forth the Affected Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment, provided that any failure to so provide such notice shall not affect the automatic adjustment hereunder.

                           (vi) Change in Control Transactions. In case of any
Change in Control Transaction, the Holder shall have the right thereafter to, at its option, (A) convert this Note, in whole or in part, at the then applicable Conversion Price into the shares of stock and other securities, cash and/or property receivable upon or deemed to be held by holders of Common Stock following such Change in Control Transaction, and the Holder shall be entitled upon such event to receive such amount of securities, cash or property as the shares of the Common Stock of the Company into which this Note could have been converted immediately prior to such Change in Control Transaction would have been entitled if such conversion were permitted, subject to such further applicable adjustments set forth in this Section 3 or (B) require the Company or its successor to redeem this Note, in whole or in part, at a redemption price equal to 110% of the outstanding Principal Amount being redeemed. The terms of any such Change in Control Transaction shall include such terms so as to continue to give to the Holders the right to receive the amount of securities, cash and/or property upon any conversion or redemption following such Change in Control Transaction to which a holder of the number of shares of Common Stock deliverable upon such conversion would have been entitled in such Change in Control Transaction, and default interest and Accreted Amounts payable hereunder shall be in cash or such new securities and/or property, at the Holder's option. This provision shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

                           (vii) Notice of Certain Events. If:

                                 A. the Company shall declare a dividend (or any other distribution) on its Common Stock; or

                                 B.  the Company shall declare a special
                                     nonrecurring cash dividend on or a
                                     redemption of its Common Stock; or

                                 C. the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; or

                                 D.  the approval of any stockholders of the
                                     Company shall be required in connection
                                     with any reclassification of the Common
                                     Stock of the Company, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share of exchange whereby the Common Stock is converted into other securities, cash or property; or

                                 E. the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the

                                     Company;

then the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of this Note, and shall cause to be mailed to the Holder at its last address as it shall appear upon the books of the Company, on or prior to the date notice to the Company's stockholders generally is given, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange.

                  (d) Reservation and Issuance of Underlying Securities. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of this Note (including repayments in stock), free from preemptive rights or any other actual contingent purchase rights of persons other than the holders of the Notes, not less than such number of shares of Common Stock as shall (subject to any additional requirements of the Company as to reservation of such shares set forth in the Purchase Agreement) be issuable (taking into account the adjustments under this Section 3 but without regard to any ownership limitations contained herein) upon the conversion of this Note hereunder in Common Stock (including conversion of Accreted Amounts or Prepayment Amounts into Common Stock). The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid, nonassessable.

                  (e) No Fractions. Upon a conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the closing price of a share of Common Stock at such time. If the Company elects not, or is unable, to make such a cash payment, the Holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

                  (f) Charges, Taxes and Expenses. Issuance of certificates for shares of Common Stock upon the conversion of this Note (including conversion of Accreted Amounts and Prepayment Amounts) shall be made without charge to the holder hereof for any issue or transfer tax or other incidental expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event certificates for shares of Common Stock are to be issued in a name other than the name of the Holder, this Note when surrendered for conversion shall be accompanied by an assignment form; and provided further, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any such transfer.

                  (g) Cancellation. After all of the Principal Amount (including accrued but unpaid interest and Accreted Amounts and default payments at any time owed on this Note) have been paid in full or converted into Common Stock, this Note shall automatically be deemed canceled and the Holder shall promptly surrender the Note to the Company at the Company's principal executive offices.

                  (h) Notices Procedures. Any and all notices or other communications or deliveries to be provided by the Holder hereunder, including, without limitation, any Conversion Notice, shall be in writing and delivered personally, by confirmed facsimile, or by a nationally recognized overnight courier service to the Company at the facsimile telephone number or address of the principal place of business of the Company as set forth in the Purchase Agreement. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, or by a nationally recognized overnight courier service addressed to the Holder at the facsimile telephone number or address of the Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed delivered (i) upon receipt, when delivered personally, (ii) when sent by facsimile, upon receipt if received on a Business Day prior to 5:00 p.m. (Eastern Time), or on the first Business Day following such receipt if received on a Business Day after 5:00 p.m. (Eastern Time) or (iii) upon receipt, when deposited with a nationally recognized overnight courier service.

                  (i) Beneficial Ownership Limitation. Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that may be acquired by the Holder upon conversion pursuant to the terms hereof (including conversion of Accreted Amounts and Prepayment Amounts into Common Stock hereunder) shall not exceed a number that, when added to the total number of shares of Common Stock deemed beneficially owned by such Holder (other than by virtue of the ownership of securities or rights to acquire securities (including the Notes and Warrants) that have limitations on the Holder's right to convert, exercise or purchase similar to the limitation set forth herein), together with all shares of Common Stock deemed beneficially owned at such time (other than by virtue of the ownership of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth herein) by the holder's "affiliates" at such time (as defined in Rule 144 of the Securities Act) ("AGGREGATION PARTIES") that would be aggregated for purposes of determining whether a group under Section 13(d) of the Exchange Act exists, would exceed 9.9% of the total issued and outstanding shares of the Common Stock (the "RESTRICTED OWNERSHIP PERCENTAGE"). Each holder shall have the right (x) at any time and from time to time to reduce its Restricted Ownership Percentage immediately upon notice to the Company and
(y) (subject to waiver) at any time and from time to time, to increase its Restricted Ownership Percentage immediately in the event of the announcement as pending or planned, of a Change in Control Transaction. The Company's obligation to issue shares of Common Stock which would exceed such limits referred to in this Section 3(i) shall be suspended to the extent necessary until such time, if any, as shares of Common Stock may be issued in compliance with such restrictions.

         SECTION 4. PREPAYMENTS AND REDEMPTION.

                  (a) Monthly Prepayment Right.

                           (i) Company Prepayment Right. Subject to the terms
and conditions herein (including without limitation Section 4(c) below), the Company shall have the right to prepay up to $250,000 in outstanding principal hereunder, together with all Accreted Amounts accrued thereon through the date of payment (collectively each a "PREPAYMENT AMOUNT"), in any calendar month either in cash or by automatically converting such amount into shares of Common Stock, or a combination thereof at the Company's option, provided that the Company may not exercise such right, or deliver a Prepayment Election Notice (as defined below), with respect to this Note during a Notice Blockage Period (as defined in subsection 4(a)(iv) below).

                           (ii) Exercise Procedure. In order to exercise such
prepayment right, the Company shall deliver to all the holders of Notes (other than during a Notice Blockage Period to Holders which have elected a Notice Blockage Period) a written irrevocable notice electing to make such prepayment ("PREPAYMENT ELECTION NOTICE"), specifying the dollar amount of the Prepayment Amount to be converted into Common Stock and the dollar amount of the Prepayment Amount to be prepaid in cash. Such Prepayment Payment Notice must be delivered on or prior to the fifteenth (15th) day of any calendar month, and the prepayment and/or conversion corresponding to such Prepayment Election Notice shall be paid and/or effected on the first Trading Day of the following calendar month (and not before) (the "PREPAYMENT DATE", and the period from the date of such Prepayment Election Notice until the Prepayment Date shall be hereinafter referred to as the "PREPAYMENT NOTICE PERIOD"). Except as otherwise provided in this Section 4, all holders of Notes must be treated equally with respect to such prepayments and conversions.

                           (iii) Payment/Conversion. On the Prepayment Date, (x)
the Company shall pay to the Holder in cash the portion of the Prepayment Amount elected to be prepaid in cash in the Prepayment Election Notice and (y) the portion of the Prepayment Amount elected to be converted into stock in the Prepayment Election Notice shall be automatically converted into Common Stock in accordance with the terms hereof. If the Holder does not receive the requisite amount of cash in connection with such prepayment within three (3) Trading Days following the Prepayment Date, such amount shall bear interest hereunder at the Default Rate. To the extent the Company elects to make any such prepayment by converting all or a portion of the Prepayment Amount into shares of Common Stock pursuant to this Section 4(a), the number of such shares to be issued upon such conversion for such Prepayment Date shall be the number determined by dividing
(x) the portion of the Prepayment Amount to be converted into Common Stock, by
(y) the Prepayment Rate as of such Prepayment Date. Such shares shall be issued and delivered within three (3) Trading Days following such Prepayment Date and shall be duly authorized, validly issued, fully paid, non-assessable and free and clear of all encumbrances, restrictions and legends. If any Holder does not receive the requisite number of shares of Common Stock in the form required above within such three Trading Day period, the Holder shall have the option of either (a) requiring the Company to issue and deliver all or a portion of such shares, (b) canceling such election to prepay any portion of this Note, or (c) requiring the Company to prepay in cash all or a portion of the Prepayment Amount which had been elected for conversion into Common Stock. Notwithstanding anything to the contrary herein, the Company shall be prohibited from exercising its right to convert any portion of the Prepayment Amount into shares of Common Stock on the applicable Prepayment Date to the extent, and only to the extent, that such conversion into shares of Common Stock would result in the Holder hereof exceeding the limitations contained in Section 3(i) above or the Cap Regulations. Any conversion hereunder into shares of Common Stock pursuant to the terms hereof shall constitute and be deemed a conversion of such portion of the Principal Amount of this Note for all purposes under this Note and the other Agreements (except that such conversion shall be at the Prepayment Rate and except as otherwise provided herein).

                           (iv) Notice Blockage Period. At any time on any one
occasion, the Holder may elect to prohibit any prepayments (whether in cash or by conversion of a Prepayment Amount) pursuant to this Section 4(a) above for a period of one (1) year ("NOTICE BLOCKAGE PERIOD") by delivering a written notice to the Company specifying the commencement date of such Notice Blockage Period, provided, however, that if prior to delivery of such notice the Company has already delivered a Prepayment Election Notice but the applicable Prepayment Date has not yet occurred, then the 1-year Notice Blockage Period shall not commence until the end of the full calendar month following such Prepayment Election Notice.

                  (b) Redemption Right. Subject to the terms and conditions herein (including without limitation Section 4(c) below), in the event that the Company enters into an agreement with a nationally recognized investment banking firm ("UNDERWRITER") to effect a firm commitment registered underwritten public offering of Common Stock (excluding equity-line transactions and transactions with affiliates) yielding proceeds for the Company in excess of $10 million ("OFFERING") and such Underwriter requires that the Company redeem all or part of the outstanding Notes in full as a condition for consummating such Offering, then the Company shall have the right to redeem for cash such portion of the outstanding Notes as the Underwriter requires to be redeemed at a redemption price equal to (a) the Principal Amount outstanding of the Notes (which includes default interest and Accreted Amounts accrued hereunder through the redemption date), plus (b) the dollar amount of default interest and Accreted Amounts (in cash) which would have accrued and accreted on the outstanding Notes being redeemed from the redemption date through the originally scheduled Maturity Date had such Notes remained outstanding until the Maturity Date. In order to exercise such redemption right, the Company shall deliver to all holders of Notes an irrevocable redemption notice ("REDEMPTION NOTICE") electing to so redeem at least 30 days prior to any such redemption (the period between such Redemption Notice and such actual redemption hereinafter referred to as the "REDEMPTION NOTICE PERIOD"), provided that the Company may not deliver such notice if there is not Effective Registration at such time. The redemption date shall occur no earlier than the closing of the Offering and no later than fifteen (15) days following the closing of the Offering. If the Offering is not consummated as contemplated herein, the Company shall not have the right to redeem the Notes in connection with such Offering and the applicable Redemption Notice shall be deemed null and void and of no further force or effect. For clarification purposes, the Holder shall have the right to convert any or all of this Note at any time and from time to time during the Redemption Notice Period.

                  (c) No Effective Registration. Notwithstanding anything to the contrary herein, the Company shall be prohibited from exercising its right to prepay or redeem this Note pursuant to Section 4(a) or 4(b) above if at any time during the Prepayment Notice Period or Redemption Notice Period, as the case may be, there fails to exist Effective Registration or an Event of Default hereunder exists or occurs, unless otherwise waived in writing by the Holder in whole or in part at the Holder's option. If there fails to exist Effective Registration or an Event of Default hereunder exists or occurs after the delivery a Prepayment Election Notice or Redemption Notice, as the case may be, then such Prepayment Election Notice or Redemption Notice shall be deemed null and void and of no force or effect.

         SECTION 5. DEFAULTS AND REMEDIES.

                  (a) Events of Default. An "EVENT OF DEFAULT" is:

                           (i) a default in payment of the Principal Amount
under any of the Notes on or after the date such payment is due, which default continues for five (5) Business Days after written notice of such non-payment has been received by the Company, or a default in payment of accrued but unpaid Accreted Amounts under any of the Notes on or after the date such payment is due, which default continues for fifteen (15) days after written notice of such non-payment has been received by the Company;

                           (ii) a default in the timely issuance of Underlying
Shares upon and in accordance with terms hereof, which default continues for five (5) Business Days after the Company has received written notice informing the Company that it has failed to issue shares or deliver stock certificates within the third Trading Day following the Conversion Date;

                           (iii) failure by the Company or the Operating
Subsidiary for thirty (30) days after written notice has been received by the Company to comply with any material provision of any of the Notes, the Purchase Agreement, the Registration Rights Agreement, the Subsidiary Guaranty, the Mortgage or the Warrants or any other agreement between the Holder and the Company (including without limitation the failure to issue the requisite number of shares of Common Stock upon conversion hereof and the failure to redeem Notes upon the Holder's request following a Change in Control Transaction pursuant to this Note);

                           (iv) any representation, warranty or statement made
or furnished by the Company or any of its subsidiaries to the Holder (or any collateral agent on behalf of the Holder) under the Purchase Agreement, Registration Rights Agreement, Subsidiary Guaranty, Mortgage or Warrants, or any other agreement between the Holder and the Company or any certificate of schedule required thereby, is false or misleading in any material respect when made;

                           (v) the Subsidiary Guaranty or Mortgage ceases to be
in full force and effect (including failure to create a valid and perfected first priority lien on and security interest in the Mortgaged Property (as defined in the Mortgage)) at any time for any reason;

                           (vi) any material adverse change in the condition,
value or operation of a material portion of the Mortgaged Property;

                           (vii) any acceleration prior to maturity of, any
mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or any of its subsidiaries for in excess of $2 million or for money borrowed the repayment of which is guaranteed by the Company or any of its subsidiaries for in excess of $2 million, whether such indebtedness or guarantee now exists or shall be created hereafter;

                           (viii) the dissolution or termination of the Company

or the Operating Subsidiary as a going concern; or

                           (ix) if the Company is subject to any Bankruptcy
Event.

                  (b) Remedies. If an Event of Default occurs and is continuing with respect to any of the Notes, the Holder may declare all of the then outstanding Principal Amount of this Note and all other Notes held by the Holder, including any default interest and Accreted Amounts due thereon, to be due and payable immediately, except that in the case of an Event of Default arising from events described in clauses (viii) through (ix) of Section 5(a), this Note shall become due and payable without further action or notice. In the event of such acceleration, the amount due and owing to the Holder shall be the greater of (1) 120% of the outstanding Principal Amount of the Notes held by the Holder (plus all accrued and unpaid default interest and Accreted Amounts, if any) and (2) the product of (A) the highest closing price for the five (5) Trading Days immediately preceding the Holder's acceleration and (B) the outstanding Principal Amount divided by the lower of the Conversion Price and the Prepayment Rate. In either case the Company shall pay interest on such amount in cash at the Default Rate to the Holder if such amount is not paid within 7 days of Holder's request. The remedies under this Note shall be cumulative.

         SECTION 6. SECURITY AND GUARANTY. The Company's and the Operating Subsidiary's obligations under this Note and the other Agreements are secured by Mortgaged Property (as defined in the Mortgage) pursuant to the terms of the Mortgage and the obligations under this Note are guaranteed by the Operating Subsidiary pursuant to the Subsidiary Guaranty.

         SECTION 7. GENERAL.

                  (a) Payment of Expenses. The Company agrees to pay all reasonable charges and expenses, including attorneys' fees and expenses, which may be incurred by the Holder in successfully enforcing this Note and/or collecting any amount due under this Note. This includes, without limitation and subject to any limits under applicable law, Holder's reasonable collection costs under Section 5(b) and Holder's reasonable attorneys' fees and legal expenses whether or not there is a lawsuit, including reasonable attorneys' fees and legal expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), appeals and any anticipated post-judgment collection services. If not prohibited by applicable law, the Company also will pay any court costs, in addition to all other sums provided by law.

                  (b) Savings Clause. In case any provision of this Note is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Note will not in any way be affected or impaired thereby. In no event shall the amount of interest paid or converted hereunder (which for this purpose shall include all default interest, all Accreted Amounts and all other consideration or charges deemed to be interest) exceed the maximum rate of interest on the unpaid principal balance hereof allowable by applicable law. If any sum is collected in excess of the applicable maximum rate, the excess collected shall be applied to reduce the principal debt. If the interest actually collected hereunder is still in excess of the applicable maximum rate, the interest rate shall be reduced so as not to exceed the maximum allowable under law.

                  (c) Amendment. Neither this Note nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Company and the Holder.

                  (d) Assignment, Etc. The Holder may assign or transfer this Note to any transferee only with the prior written consent of the Company, which may not be unreasonably withheld or delayed, provided that (i) the Holder may assign or transfer this Note to any of such Holder's Affiliates without the consent of the Company and (ii) upon any Event of Default, the Holder may assign or transfer this Note without the consent of the Company, provided in each case that such Affiliate, transferee or assignee acknowledges in writing to the Company that the representations and warranties contained in Section 5 of the Purchase Agreement shall apply to such Affiliate, transferee or assignee. The Holder shall notify the Company of any such assignment or transfer promptly. This Note shall be binding upon the Company and its successors and shall inure to the benefit of the Holder and its successors and permitted assigns.

                  (e) Waiver.

                           (i) No failure on the part of the Holder to exercise,
and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Holder of any right, remedy or power hereunder preclude any other or future exercise of any other right, remedy or power. Each and every right, remedy or power hereby granted to the Holder or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Holder from time to time. The release of any party liable under this Note shall not operate to release any other party liable under this Note.

                           (ii) Except as otherwise provided herein, the Company
and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, hereby expressly waives demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, all other notices whatsoever and bringing of suit and diligence in taking any action to collect amounts called for hereunder, and will be directly and primarily liable for the payment of all sums owing and to be owing hereunder, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called for hereunder.

                  (f) Governing Law; Jurisdiction.

                           (i) Governing Law. THIS NOTE WILL BE GOVERNED BY AND
CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICTS OF LAWS PROVISIONS THEREOF THAT WOULD OTHERWISE REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

                           (ii) Jurisdiction. The Company irrevocably submits to
the exclusive jurisdiction of any State or Federal Court sitting in the State of New York, County of New York, over any suit, action, or proceeding arising out of or relating to this Note. The Company irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action, or proceeding brought in such a court and any claim that suit, action, or proceeding has been brought in an inconvenient forum.

                                The Company agrees that the service of process
upon it mailed by certified or registered mail (and service so made shall be deemed complete three days after the same has been posted as aforesaid) or by personal service shall be deemed in every respect effective service of process upon it in any such suit or proceeding. Nothing herein shall affect Holder's right to serve process in any other manner permitted by law. The Company agrees that a final non-appealable judgement in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.

                           (iii) No Jury Trial. THE COMPANY HERETO KNOWINGLY AND
VOLUNTARILY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS NOTE.

                  (g) Replacement Notes. This Note may be exchanged by Holder at any time and from time to time for a Note or Notes with different denominations representing an equal aggregate outstanding Principal Amount, as reasonably requested by Holder, upon surrendering the same. No service charge will be made for such registration or exchange. In the event that Holder notifies the Company that this Note has been lost, stolen or destroyed, a replacement Note identical in all respects to the original Note (except for registration number and Principal Amount, if different than that shown on the original Note), shall be issued to the Holder, provided that the Holder executes and delivers to the Company an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with this Note.


                            [Signature Page Follows]

                  IN WITNESS WHEREOF, the Company has caused this Note to be duly executed on the day and in the year first above written.

                                  NEXMED, INC.

                                  By:
                                     -------------------------------------------
                                  Name:    Y. Joseph Mo, Ph.D.
                                  Title:   Chairman, President and CEO


[Corporate Seal]
                                  By:
                                     -------------------------------------------
                                  Name:    Vivian Liu
                                  Title:   Secretary

                                    EXHIBIT A

                            FORM OF CONVERSION NOTICE

(To be executed by the Holder
in order to convert a Note)

      Re: Note (this "Note") issued by NEXMED, INC. to _____________________ on or about June 11, 2002 in the original principal amount of $_____________.

The undersigned hereby elects to convert the aggregate outstanding Principal Amount (as defined in the Note) indicated below of this Note into shares of Common Stock, $0.001 par value per share (the "Common Stock"), of NEXMED, INC. (the "Company") according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the holder for any conversion, except for such transfer taxes, if any. The undersigned represents as of the date hereof that, after giving effect to the conversion of this Note pursuant to this Conversion Notice, the undersigned will not exceed the "Restricted Ownership Percentage" contained in Section 3(i) of this Note.

Conversion information:

                            ----------------------------------------------------
                            Date to Effect Conversion

                            ----------------------------------------------------
                            Aggregate Principal Amount of Note Being Converted

                            ----------------------------------------------------
                            Number of Shares of Common Stock to be Issued

                            ----------------------------------------------------
                            Applicable Conversion Price

                            ----------------------------------------------------
                            Signature

                            ----------------------------------------------------
                            Name

                            ----------------------------------------------------
                            Address